Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Golden Metropolis International Limited:

We consent to the inclusion in the foregoing Registration Statement of Golden Metropolis International Limited and its subsidiaries (collectively the “Company”) on Amendment No.1 to Form F-1/A of our report dated on December 6, 2017, except for Note 2 with regard to Restatement, the effect of inclusion of Accounts Receivable analysis in Note 3, and the matters described in Note 16 as to which the date is March 20, 2018, relating to our audits of the accompanying consolidated balance sheets of Golden Metropolis International Limited and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2016 and 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA LLP

Vancouver, Canada

March 20, 2018